EXHIBIT 2.2


                                    ADDENDUM
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION

         WHEREAS, September 8, 1999 Nutriceuticals.com Corporation, a Nevada corporation ("Nutriceuticals") entered into an Agreement and Plan of Reorganization with Dynamic Health Products, Inc., a Florida corporation ("Dynamic"), whereby Nutriceuticals agreed to purchase all of the outstanding shares of capital stock of Becan Distributors, Inc., an Ohio corporation ("Becan") with the intent to consummate a tax free reorganization under Internal Revenue Section 368(a)(2)(E) and Section 368(a)(1)(A). In order to carry out the merger, Java Sports.com, Inc. , a recently formed corporation and wholly owned subsidiary of Nutriceuticals with no operations ("Java"), will consummate the merger with Becan, a wholly owned subsidiary of Dynamic.

         WHEREAS, the Board of Directors of each of Dynamic, Java, Nutriceuticals and Becan have approved and deems it advisable and in the best interest of its respective shareholders to consummate the acquisition of Becan by Nutriceuticals upon the terms and subject to the conditions set forth herein: and

         NOW, THEREFORE, the parties agree as follows:

         Java will enter into a merger agreement with Becan whereby Java will merge into Becan and Becan will continue as the surviving corporation. As a result of the Merger, Becan will become a wholly owned subsidiary of Nutriceuticals.

         This Addendum is dated as of September 8, 1999.

                                                NUTRICEUTICALS.COM CORPORATION


                                                By:      /s/ STEPHEN M. WATTERS
                                                         ----------------------
                                                Name:    Stephen M. Watters
                                                Title:   President


                                                DYNAMIC HEALTH PRODUCTS, INC.


                                                By:      /s/ KOTHA S. SEHARAM
                                                         ----------------------
                                                Name:    Kotha S. Seharam
                                                Title:   President